Exhibit 5.1

[LETTERHEAD OF ILLUMINA, INC.]

April 19, 2013

Illumina, Inc.

5200 Illumina Way

San Diego, California 92122

Re:	Illumina, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Securities and Corporate Transactions Counsel of Illumina, Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration of the offer and sale of 921,620 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), all of which may be issued pursuant to awards under the Company’s Verinata Health, Inc. 2008 Stock Plan (the “Plan”).

I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

I am a member of the Bar of the States of New York, California, and Colorado, and in expressing the foregoing opinions, I am not rendering any opinion herein as to matters involving any laws other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Scott M. Davies
Scott M. Davies
Senior Securities and Corporate Transactions Counsel, Illumina, Inc.